Filed with the Securities and Exchange Commission on July 29, 2005
                                           Registration No. ______________

                      -----------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -----------------------------------

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ----------------------------------

                                eAUTOCLAIMS, INC.
             (Exact name of registrant as specified in its charter)

                                 State of Nevada
         (State or Other Jurisdiction of Incorporation or Organization)

                                   95-4583945
                       (I.R.S. Employer Identification No.)


                     110 E. Douglas Road; Oldsmar, FL 34677
                     Address of Principal Executive Offices

                       eAutoclaims 1998 Stock Option Plan
                             Directors Stock Options
                    Non-Qualified Stock Options to Employees
                             Compensation Agreement
                            (Full title of the plan)

                           Michael T. Cronin, Esquire
                    Johnson, Pope, Bokor, Ruppel & Burns, LLP
                               911 Chestnut Street
                              Post Office Box 1368
                            Clearwater, Florida 34617
                                 (727) 461-1818
           (Name, address, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


Title of  Securities    Amount to be        Proposed Maximum        Proposed Maximum       Amount of
to be Registered (3)    Registered          Offering Price Per      Aggregate Offering     Registration Fee
                                            Share (1)               Price (1)
--------------------------------------------------------------------------------------------------------
Common Stock, $.0001   16,302,594 shares        $0.27             $ 4,446,403              $523.34
par value                   (2) (4)

(1) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the offering price per share and the aggregate offering price are derived from the actual exercise price for shares subject to outstanding stock options and the closing price of the Registrant's Common Stock on June 15, 2005 as reported by the Over The Counter Bulletin Board for the shares not yet subject to currently outstanding options. The offering price per share and the aggregate offering price are calculated as follows:

         a. 2,266,517 shares of Common Stock issuable pursuant to outstanding options under the 1998 Stock Option Plan having exercise prices between $0.10 and $3.38 per share, resulting in an aggregate offering price of $1,878,814; and

         b. 1,253,087 shares of Common Stock issuable pursuant to outstanding options issued to employees and a consultant outside of the 1998 Stock Option Plan having an exercise price of $0.01 per share, resulting in an aggregate offering price of $12,531; and

         c. 2,145,000 shares of Common Stock issuable pursuant to outstanding options issued to our directors having exercise prices between $0.01 and $2.00 per share, resulting in an aggregate offering price of $746,600; and

         d. 5,712,638 additional shares authorized under the 1998 Stock Option Plan of which no shares or options have been issued and accordingly the registration fee for which has been calculated by using $0.17, the closing price of the Registrant's Common Stock on June 15, 2005 as reported by the over-the-counter bulletin board, resulting in an aggregate offering price of $971,148.

         e. 2,000,000 shares to be issued to the management team as compensation for services as described in their employment contract signed in June 2005. The registration fee has been calculated by using $0.17, the closing price of the Registrant's Common Stock on June 15, 2005 as reported by the over-the-counter bulletin board, resulting in an aggregate offering price of $340,000

         f. 2,267,350 shares issued pursuant to stock options exercised by employees, a consultant and Board members. The registration fee has been calculated by using $0.17, the closing price of the Registrant's Common Stock on June 15, 2005 as reported by the over-the-counter bulletin board, resulting in an aggregate offering price of $385,450.

          g. 658,002 shares issued to Board members as compensation for Board services provided to the Company. The registration fee has been calculated by using $0.17, the closing price of the Registrant's Common Stock on June 15, 2005 as reported by the over-the-counter bulletin board, resulting in an aggregate offering price of $111,860.

(2) Represents (i) 2,266,517 shares underlying options issued pursuant to the Registrant's 1998 Stock Option Plan, (ii) 1,253,087 shares underlying options issued to employees and a consultant outside of the Registrant's Stock Options Plan, (iii) 2,145,000 shares issuable pursuant to options issued to the Registrant's directors, (iv) 5,712,638 shares underlying the Registrant's 1998 Stock Option Plan.,
         (v) 2,000,000 shares to be issued under management compensation agreements signed in 2005. (vi) 2,267,350 shares issued pursuant to stock options that were exercised by employees, a consultants and Board members, and (vii) 658,002 shares issued to Board members as compensation for Board services provided to the Company.

(3) This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission.

(4) Also registered hereby are such additional and intermediate number of shares of Common Stock as may become issuable because of the provisions of the 1998 Stock Option Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

Approximate date of proposed sales pursuant to the plan: As soon as practicable after this Registration Statement becomes effective.


                                EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act, to register shares of our common stock, $.001 par value, including shares issuable pursuant to stock options. Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of "restricted securities" which may be issued, pursuant to stock options.

                                     PART I


INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM 1.  PLAN INFORMATION

We will send or give the documents containing the information specified in Part 1 of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

eAutoclaims, Inc., a Nevada corporation, will furnish without charge to each person to whom the reoffer prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Larry Colton at eAutoclaims, Inc., 110 East Douglas Road, Oldsmar, Florida, 34677, telephone number (813) 749-1020.

                               REOFFER PROSPECTUS

                        16,302,594 SHARES OF COMMON STOCK


                                eAutoclaims, Inc.
                              110 East Douglas Road
                                Oldsmar, FL 34677
                                 (813) 749-1020

This reoffer prospectus relates to 16,302,594 shares of the common stock of eAutoclaims, Inc. which may be offered and sold from time to time by the selling stockholders identified in this prospectus for their own accounts. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The selling stockholders and any brokers executing selling orders on behalf of them may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the OTC Bulletin Board under the symbol "EACC." On June 15, 2005, the last reported price of our common stock on such market was $0.17 per share. This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 7. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   The date of this reoffer prospectus is July 29, 2005.

                                TABLE OF CONTENTS



                                                              PAGE

SUMMARY                                                         7

RISK FACTORS                                                    7

USE OF PROCEEDS                                                 17

SELLING STOCKHOLDERS                                            18

PLAN OF DISTRIBUTION                                            18

LEGAL MATTERS                                                   19

EXPERTS                                                         20

INDEMNIFICATION OF DIRECTORS AND OFFICERS                       20

WHERE YOU CAN FIND ADDITIONAL INFORMATION                       21

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                 21


You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

                                     SUMMARY

EAutoclaims is a Nevada corporation which provides Internet based vehicle collision claims services for insurance companies, managing general agents (MGA) and third party claims administrators (TPA) and self-insured automobile fleet management companies. We accept assignment of claims from our customers, and provide vehicle repairs through a network of repair shops. We also provide online systems to connect clients with service providers of estimates, audits and claims administration services for claims for which we do not perform the repair.

Our business strategy is to use the Internet to streamline and lower the overall costs of automobile repairs and the claims adjustment expenses of our clients. We believe that our proprietary web-based software products and services make the management of collision repairs more efficient by controlling the cost of the repair and by facilitating the gathering and distribution of information required in the automobile repair process.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, or operating results could be negatively affected.



                          Risks Related to Our Business

Our limited operating history makes evaluating our business and prospects difficult.

We have been involved in the Internet based automobile collision insurance claims business since January 2000. Our limited operating history in this industry makes an evaluation of our future prospects very difficult. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis. You should carefully consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. There is a risk that we will not be able to accomplish our objectives. Failure to achieve any of our objectives could negatively affect our business, financial condition and results of operations.


We have all the risks of a principal in the automobile repair process.

We receive revenue from insurance companies for repairs completed by members of our network of repair shops. We approve all repair shops for inclusion in our network and determine which repair shop will perform the repairs. We are responsible for collecting our revenue directly from the insurance company. We therefore act as a principal in the transaction.

If the repairs are not completed correctly, and the vehicle must be sent to another repair shop for repairs to be performed, we must pay for the repairs to be completed again. This cost is not passed on to the insurance company but is a risk that we bear. We control this risk by monitoring work performed by the repair shops, monitoring customer complaints, reviewing the repair shop history and actual site visits to repair shops. We add or remove repair shops from our network based on our review of the repair shop's performance. We eliminate repair shops that we feel are not providing repair work up to its standards. Repairs are approved by customers upon retrieval of their vehicle. We constantly review and revise our network to determine if repair shops included should be removed. We have the risks and rewards of ownership such as the risk of loss for collection, delivery or returns.

All our fees are negotiated between us and the insurance company, and the negotiation does not include any repair shop. We must pay the repair shop a fee negotiated between us and the repair shop, and the negotiation does not include any insurance company. The amount owed to the repair shop is owed directly by us and is not guaranteed, directly or indirectly, by any insurance company. We are not acting as an agent or broker (including performing services, in substance, as an agent broker) with compensation on a commission or fee basis.

To date, additional repairs that our repair shops have to provide after a vehicle has been returned to its user have not been material. We have not experienced any material bad debts or collection difficulties from our customers. However, because we act as the principal in the automobile repair process, we are subject to the risks of poor repair work and accounts receivable write-offs from our customers due to dissatisfaction with our services.

We are dependent on only a few customers for a substantial portion of our revenue and our two largest customer have recently had reductions in their claims volume

During the year ended July 31, 2004, we derived 60% and 13% of our revenues from two customers.. Our largest customer sold half of its U.S. based auto physical damage business. This customer accounted for 60% of our revenue for year ended July 31, 2004. We also experienced a decrease in revenue from our second largest customer because of a change in their state's legislation regarding a special type of insurance policy requiring a direct repair networks. We believe the decrease of business from these two customers is complete. The loss of this business combined with the increase expenditures required to roll out the ADP contract and the time lag involved before we begin recognizing significant revenues under the ADP contract will result in us incurring losses for fiscal 2005. Because of the competitive nature of our business and the uncertainty of bringing on enough business to offset the loss of business, we may be unable to replace revenues quickly enough to sustain profitability.

Our recent agreement with ADP Claims Services Group may not be profitable for us.

We may not be successful in commercially exploiting the ADP Agreement. The ADP Agreement anticipates that we will substantially increase the volume of claims that we are currently processing. Our current infrastructure is not capable of processing the anticipated number of claims. We are in the process of improving our technological infrastructure by acquiring the equipment and resources necessary to increase the volume of claims we anticipate handling with ADP. There is no assurance we will be able to substantially increase our claims processing capacity in such a short period of time. Although we have achieved certain milestones and met certain conditions for the continuation of this agreement, the program is early in its sales cycle. There is no requirement that ADP refer a minimum number of claims to us under the Agreement. There is no assurance we will achieve the anticipated revenues, gross margins or profits anticipated under this Agreement. ADP has the ability to cancel this Agreement, which would adversely affect our business prospects. Our Agreement with ADP will result in a different revenue recognition model for claims processed through the ADP system. Because ADP is the obligor to make the payments directly to the repair shops we will only recognize our portion of the net revenues from sales under this agreement. Thus, our revenue will not grow as significantly as in the past, if and when we generate more business with ADP. However, our margins would grow significantly if and when we generate more business with ADP.

We depend upon independently owned and operated repair shops to provide services to our customers.

We have agreements with a network of independently owned and operated vehicle repair facilities to provide services to our customers. Either the repair facility or we can terminate our contracts at will. Our business could suffer if a significant number of these repair shops terminate their agreements with us or fail to provide the quality of service expected by our customers.

We may not be indemnified for all losses resulting from our vehicle repair business.

We require that all repair shops in our network indemnify us from claims relating to their negligent acts or breach of their agreement with us, maintain a specified amount of liability insurance coverage, and name us as an additional insured under their liability policy. This coverage may not, however, cover all liabilities to which we may be subject, and our business could suffer if we need to draw significant funds from operating revenue to pay claims that are not covered or that exceed the limits of our coverage.


The market for insurance auto collision claims services is competitive.

Because the auto collision claims service industry is highly competitive and has low barriers to entry, we cannot assure you that we will be able to compete effectively. We are aware of two other companies that offer internet-based services similar to ours. These competitors provide their services primarily to the fleet management and auto glass industries. All of these competitors have been in business longer than we have and have significantly greater assets and financial resources than currently available to us. We expect competition to intensify in the Internet-based segment of this industry as current non-Internet competitors expand their market into the Internet and new competitors enter the market utilizing the Internet. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures could force us to reduce our prices and may make it more difficult for us to attract new customers and retain current customers. The principal competitive factors for our services are:

         o turn around time for claims processing;
         o quality of repair shop services;
         o ability to offer nationwide access to repair facilities;
         o claims processing fees and charges;
         o ability to offer new services and incorporate technological change into existing services;
         o 24/7 access to status of claim;
         o volume of repair claims a repair facility can expect to support discount amounts.

As competition in our industry increases, it is likely that many of our competitors will have access to greater resources than are currently available to us, including financial, employee, customer relations, technology, and expertise in developing and implementing new technologies as the industry evolves. In addition, competitors may be able to develop services that are superior to our service, that achieve greater customer acceptance or that significantly improves functionality as compared to our existing and future products and services.

The use of the Internet to provide collision claims administration services is a recent development and the extent of customer acceptance is not yet known.

Internet-based collision claims administration is a relatively new and evolving industry. As such, there is no clearly defined business model that has a lengthy history of customer acceptance and profitability. For the industry to be successful, insurance companies must be willing to obtain collision administration services over the Internet. There is no way to be sure that a sufficient number of customers will utilize our services to enable us to remain profitable.

We depend on key personnel and will need to recruit new personnel as we grow.

Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.

If we are successful in expanding our customer base, we will need to add additional key personnel as we continue to grow. If we cannot attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to provide services to clients and expand our business depends, in part, on our ability to attract and retain staff with professional experiences that are relevant to technology development and other functions we perform. Competition for personnel with these skills is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent us from recruiting skilled staff from outside the United States. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.

We believe our future success will depend in part on the following:

     o   the continued employment and performance of our senior management,
     o   our ability to retain and motivate our officers and key employees, and
     o our ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, marketing, and customer service personnel.

Our business will suffer if our independent automobile collision repair shops do not provide good service.

We currently have relationships with over 2,500 independently owned and operated body shops upon which we depend to perform quality repair services at a reasonable cost and in a timely manner. Although we monitor the quality and timeliness of their services and can terminate our relationship with those shops that do not meet our standards, we do not have meaningful control over the quality of their services. Poor workmanship or service by any of these shops can adversely affect our relationships with customers and could cause them to stop dealing with us or reduce the amount of business that they do with us. In addition, because we assume the responsibility for the quality of repairs, poor workmanship and inferior work can negatively affect our financial position because of the additional costs we incur in properly repairing an automobile.

If we fail to adequately protect our trademarks and proprietary rights, our business could be harmed. Our rights to our service marks are uncertain.

The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. Although we were granted supplemental registration rights for eAutoclaims.com(R), our service mark applications for eAutoclaims.com and Bricks to Clicks on the primary federal register were rejected, however this product is no longer in service and has been replaced by our latest product eJusterSuite. There is no assurance our pending trademark and service mark applications for eAudit, eAutoclaims, eJusterSuite, eJuster Transfer, and eProperty Suite will be approved. We have been involved in litigation regarding the rights to use the name eAutoclaims. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we may in the future offer our products and services. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary right is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We may not be able to protect our proprietary technology.

Despite any precautions we may take, a third party may be able to copy or otherwise obtain and use our software or other proprietary information without authorization or develop similar software independently. We cannot assure you that the steps we have taken or will take will prevent misappropriation of our technology. Litigation may be necessary in the future to determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. This litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could harm our business. If we are unable to protect our current or future proprietary technology, our ability to compete effectively will be harmed.

If we are to remain competitive, we must be able to keep pace with rapid technological change.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website. The online commerce industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our business model and proprietary technology and systems obsolete in comparison to systems competitors may implement. Our future success will depend, in part, on our ability to develop or license leading technologies useful in our business, enhance the ease of use of our existing services, develop new services and technologies that address the varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If we were unable, for technical, legal, financial or other reasons, to incorporate new technology in new features or products, we may not be able to adapt in a timely manner to changing market conditions or customer requirements.

We may infringe intellectual property rights of third parties.

Litigation regarding intellectual property rights is common in the software and technology industries. We may in the future be the subject of claims for infringement, invalidity, or indemnification claims based on such claims of other parties' proprietary rights. These claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, or require us to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although we believe we have the ability to use our intellectual property to operate and market our existing services without incurring liability to third parties, there is a risk that our products and services infringe the intellectual property rights of third parties.

Our products and technology depend on the continued availability of licensed technology from third parties.

We license and will continue to license certain technology and software from third parties. These licenses are integral to our business. If any of these relationships were terminated or if any of these third parties were to cease doing business, we would be forced to spend significant time and money to replace the licensed software. If we are not able to replace these licenses on commercially reasonable terms, it may be necessary for us to modify or discontinue some of our services that depend upon technology licensed from third parties. We cannot assure you that we would be able to replace these licenses.

Our information technology systems are subject to certain risks that we cannot control.

Our information systems, including our accounting systems, are dependent, to an extent, upon third-party software, global communications providers, telephone systems and other aspects of technology and Internet infrastructure that are susceptible to failure. Though we have implemented redundant systems and network security measures, our information technology remains susceptible to outages, computer viruses, break-ins and similar disruptions that may inhibit our ability to provide services to our customers and the ability of our customers to access our systems. In addition, because we are located in Florida we are susceptible to power disruptions and outages due to hurricanes and other weather events. This may result in the loss of customers or a reduction in demand for our services. If disruption occurs, our profitability and results of operations may suffer.

We are exposed to potential risks from recent legislation requiring companies to evaluate their internal control over financial reporting.

We are working diligently toward evaluating and documenting our internal control systems in order to allow management to report on, and our independent auditors to attest to, our internal control over financial reporting, as required by
Section 404 of the Sarbanes-Oxley Act of 2002. This system for the purpose of complying with Sarbanes-Oxley Section 404 will require significant effort in a compressed timeframe, as well as result in our incurring costs to comply with Sarbanes-Oxley Section 404. There can be no assurances that the evaluation required by Sarbanes-Oxley Section 404 will not result in the identification of significant control deficiencies or that our auditors will be able to attest to the effectiveness of our internal control over financial reporting.

We have account payables that have long payment cycles due to the nature of the collision repair business.

Many of our contracts with customers provide for payment to us for vehicle repairs at the time the repair cost has been determined. Under these agreements, we bear all risks associated with the repair of the vehicle beginning with receipt of payment from our customer. Historically, approximately two percent (2%) of policyholders fail to have the vehicle repaired after filing a claim with their insurance carrier. Although we bear the risk of these repairs, it is not entirely clear as to when, or if, we are entitled to hold these payments. It is possible that other parties (i.e. the insurance carrier, the repair facility or the individual automobile owner) may claim that they are entitled to such funds. The policyholder often saves for the deductible portion of their claim, which can result in a long period of time between the time they file their claim and the time that the vehicle is repaired. Because of the uncertainty as to if we may be required to make these payments, when we may be required to make them, and who we may be required to pay, we book such amounts as accounts payable in our financial statements. As of April 30, 2005, $2,815,388 of our accounts payable consisted of advance payments. Although management believes we are entitled to hold such funds due to the risk we assume for repair of a vehicle, there is no assurance that customers will agree with our position. Should eAutoclaims be required to issue payment for all such amounts at one time, we may not be able to do so.


                          Risks Related to the Internet

The Internet could become subject to regulations that affect our business.

Our business relies on the Internet and other electronic communications gateways. We intend to expand our use of these gateways. To date, the use of the Internet has been relatively free from regulatory restraints. However, legislation, regulations, or interpretations may be adopted in the future that constrain our own and our customers' abilities to transact business through the Internet or other electronic communications gateways. Legislation or other attempts at regulating commerce over the Internet could impair the growth of commerce on the Internet or could impose licensing or other requirements that could increase our cost of providing Internet-based services.

We are vulnerable to the effects of natural disasters, computer viruses, and similar disruptions.

The continued and uninterrupted performance of our computer system is critical to our success. Our ability to successfully provide our applications and high-quality customer service largely depends on uninterrupted operation of our computer and communications hardware and software systems. We have taken measures to help assure that our systems are protected from unauthorized access. In addition, we maintain redundant systems for backup and disaster recovery. Despite these safeguards, we may be vulnerable to damage or interruption from hurricanes, fire, flood, power loss, telecommunications failure, break-ins, and similar events. In addition, we do not, and may not in the future, carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of Internet security measures, our servers will be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions which could lead to interruptions, delays, loss of data or the inability to process transactions.

Our future success will depend on the Internet's ability to accommodate growth.

The recent growth in the use of the Internet has caused frequent periods of performance degradation. Any failure in performance or reliability of the Internet could adversely affect our ability to fulfill our obligations to customers in a timely manner and, consequently, hurt our operating results. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not be able to continue to support the demands placed on it and, as a result, the performance or reliability of the Internet may be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise. The relatively complex and unproven technology that makes up the Internet infrastructure poses a risk of material outages or delays that could adversely affect the ability of our customers to use our trading systems. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. The infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed or maintained.

We are dependent on the continued growth of online commerce.

Our future revenues and any future profits will be dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. No standards have yet been widely accepted for the measurement of the effectiveness of Internet sales, and there can be no assurance that such standards will develop sufficiently to support Internet sales as a purchasing medium. Rapid growth in the use of and interest in the Internet, and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. We rely, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. For us to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. There can be no assurance that our customers will accept the Internet as a means to purchase the Company's services or that our customers will adopt its systems as a means to purchase services.

Governmental regulation and taxation of the Internet is subject to change.

A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may result in there being enacted laws concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities, and jurisdictional issues. These laws could harm our business by increasing our cost of doing business or discouraging use of the Internet.

In addition, the tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could result in Internet activities, including the sale of goods and services, being taxed. The U.S. Congress passed the Internet Tax Information Act, which places a three-year moratorium on new state and local taxes on Internet commerce. There may, however, be enacted in the future laws that change the federal, state or local tax treatment of the Internet in a way that is detrimental to our business.

Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the cost of communicating on the Internet could increase, and this could decrease the demand for our services and increase our cost of doing business.

                        Risks Related to Our Common Stock

Our Common Stock price may be volatile, which could result in substantial losses for individual stockholders.

The market price for our Common Stock is volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control, which means our market price could be depressed and could impair our ability to raise capital:

o  actual or anticipated variations in our quarterly operating results;
o announcements of technological innovations or new products or services by us or our competitors;
o  changes in financial estimates by securities analysts;
o  conditions or trends in the Internet and/or online commerce industries;
o changes in the economic performance and/or market valuations of other Internet, online commerce companies;
o  additions or departures of key personnel.

Our Certificate of Incorporation limits director liability thereby making it difficult to bring any action against them for breach of fiduciary duty.

As permitted by Nevada law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Nevada law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

We may be unable to meet our future capital requirements.

We are substantially dependent on receipt of additional capital to effectively execute our business plan. If adequate funds are not available to us on favorable terms we will not be able to develop new services or enhance existing services in response to competitive pressures, which would affect our ability to continue as a going concern. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock and our stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.

The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

We have never paid dividends on our Common Stock and do not expect to pay any in the foreseeable future. We are subject to restrictions on our ability to pay dividends.

A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock. We have never paid cash dividends on our Common Stock and we do not expect to pay dividends in the foreseeable future. Our ability to pay dividends on our Common Stock is restricted by the terms of our agreements with the holders of our Series A Preferred Stock. Holders of our Series A Preferred Stock are entitled to annual dividends of 8% (currently aggregating $42,790 annually, assuming no conversion). To date, we have fulfilled our dividend obligations on the Series A Preferred Stock through the issuance of additional shares of our Common Stock to the holders of our series A Preferred Stock.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.

The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:

         o The sale of Common Stock underlying the conversion rights of our Series A Preferred Stock and convertible debentures.

         o The sale of shares of our Common Stock underlying the exercise of outstanding options and warrants.

         o The sale of shares of our Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.

Any sale of substantial amount of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the sale of Common Stock received by shareholders upon conversion of our Series A Preferred Stock, exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock. Furthermore, substantial sales of our Common Stock by such parties in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Moreover, our ability to obtain additional equity capital may be adversely affected by the restrictions imposed upon us under the agreements relating to the issuance of our Series A Preferred Stock.

Antidilution rights granted to certain investors may cause substantial dilution to our other stockholders.

During March through May, 2004 we sold a total of 9,004,429 units at an offering price of $.28 per unit generating gross offering proceeds of $2,521,240. We netted $2,428,125 after payment of placement fees and expenses. Each unit consists of one (1) share of Common Stock and one Common Stock purchase exercised with $.35 per share. The warrant contained "4 ratchet" antidilution protection to avoid dilution of the equity interest represented by the underlying shares upon the occurrence of certain events, including the issuance of equity securities if an issuance, conversion or exercise price less than $.35. The warrant holders are entitled to demand registration rights for a two year period. In addition, we are subject to liquidated damages if we do not maintain the effectiveness of the subject registration statement. Our Common Stock currently trades at a price less than $.35 per share. If we raise additional capital to meet our current working capital requirements this may trigger the antidilution rights of the investors in our March through May 2004 private placement which may result in additional dilution to our current shareholders. In addition, if we fail to process 9,000 claims under the ADP Co-Marketing Agreement by March 1, 2005 or 25,000 claims by August 1, 2005 these same investors are entitled to receive additional units for no additional consideration. If we fail to process 6,000 claims under the ADP Co-Marketing Agreement by March 1, 2005 or 16,500 claims by August 1, 2005 these same investors are entitled to a 50% increase in the number of purchased units on each date for no additional consideration. The additional units that could be issued if both targets are not met are 9,004,429. If we process between 6,000 and 9,000 before March 1, 2005 and/or between 16,500 and 25,000 before August 1, 2005, these investors would receive a prorated portion of 4,502,215 units for the March 1, 2005 target date and a prorated portion of 4,502,215 units for the August 1, 2005 target date.

In order to help resolve this open issue, in December 2004 we offered those prior investors 50% of the total potential True up Units (i.e.- the units that were potentially issuable if the March 2005 target volumes are not met) in exchange for releasing the Company from the remaining August 2005 target volume commitment. Investors representing 4,678,716 of these units accepted our offer. We therefore granted 2,339,358 units to the investors that agree to the True Up amendment. We did not make the March 1, 2005 claim target and, therefore, issued 2,162,860 Units to the Investors. We are still subject to the August 2005 target volumes on the remaining 4,325,713 units and the 790,200 placement agent unit warrants, if the placement agent warrants are exercised, and we could have to issue up to another 2,953,060 Units if we don't meet the August 2005 claims target volumes.

In addition, with the sale of new equity units represented by this registration statement, we have notified the shareholders that the exercise price of their warrants for common shares were reduced from $0.35 to $0.16 (the price of the units).

During January and February, 2005 we sold a total of 10,775,000 units at an offering price of $.16 per unit generating gross offering proceeds of $1,724,000. We netted $1,508,954 after payment of $215,046 in placement fees and expenses. We also issued 1,616,250 placement agent warrants to purchase units at $0.16 per units, that if exercised have the same rights as the other units purchased by the investors, except they have a term of five years. Each unit consists of one (1) share of Common Stock and one-half Common Stock purchase warrant exercised with $.30 per share. The warrant contained "full ratchet" antidilution protection to avoid dilution of the equity interest represented by the underlying shares upon the occurrence of certain events, including the issuance of equity securities if an issuance, conversion or exercise price less than $.30. The warrant holders are entitled to registration rights for a two year period. In addition, we are subject to liquidated damages if we do not maintain the effectiveness of the subject registration statement. Our Common Stock currently trades at a price less than $.30 per share. If we raise additional capital to meet our current working capital requirements this may trigger the antidilution rights of the investors in our January through February 2005 private placement which may result in additional dilution to our current shareholders.



                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of stock by the selling stockholders. All sales proceeds will be received by the selling stockholders. We will, however, receive proceeds of approximately $2,637,944 if all options related to the shares are exercised by the selling stockholders. We intend to use such proceeds for general corporate purposes.

                              SELLING STOCKHOLDERS

The selling stockholders acquired or will acquire beneficial ownership of all shares to be registered under this reoffer prospectus through stock options granted by us. The following table shows the names of the selling stockholders, the number of shares of common stock beneficially owned by such stockholder as of May 31, 2005, and the number of shares of common stock that he may sell from time to time under this reoffer prospectus.

We may amend or supplement this reoffer prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.


      ---------------------------- ------------- ------------- ------------ ----------- -----------
                                        Number of Shares         Number of   Percentage of Shares
                                      Beneficially Owned (1)      Shares     Beneficially Owned (2)
                                                                 Offered
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Selling                      Before        After                      Before      After
      Shareholders (3)             Offering      Offering                   Offering    Offering
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Eric Seidel                   3,336,759            -      3,336,759      6.0%           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Larry Colton                    425,364            -        425,364        *            *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Reed Mattingly                  765,164         89,701      675,463      1.4%           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Dave Mattingly                  496,204             -       496,204         *           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Stacey Adams                    439,135                     439,135         *           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Jeffrey Dickson                 938,550         28,550      910,000      1.7%           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Nicholas D. Trbovich, Jr.       527,033         12,080      514,953      1.0%           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      Christopher Korge             4,798,428      1,949,903    2,848,525      8.4%        3.6%
      ---------------------------- ------------- ------------- ------------ ----------- -----------
      John K. Pennington               82,082           -          82,082         *           *
      ---------------------------- ------------- ------------- ------------ ----------- -----------

* - Less than 1%
(1) Represents shares owned beneficially by the named individual, including shares that such individual has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2)      Based on 54,761,033 shares outstanding as of May 31, 2005.

(3) All individuals named are officers and/or directors of eAutoclaims, Inc.

                              PLAN OF DISTRIBUTION
The selling stockholders and any of their pledges, donees, assignees, transferees, may sell any or all of the shares of common stock for value from time to time under this reoffer prospectus in one or more transactions on the Over-the-Counter Bulletin Board or any stock exchange, market or trading facility on which the common stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

   - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
   - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
   - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
   - an exchange distribution in accordance with the rules of the applicable exchange;
   - privately negotiated transactions;
   - underwritten offerings;
   - short sales;
   - agreements by the broker-dealer and a selling stockholder to sell a specified number of such shares at a stipulated price per share;
   - a combination of any such methods of sale; and

   - any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with a selling stockholder. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If a selling stockholder sells shares short, he or she may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling stockholder may loan his or her shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. A selling stockholder may also pledge shares to his or her brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. To our knowledge, no selling stockholder has entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of his or her shares other than ordinary course brokerage arrangements, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by a selling stockholder.

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered.

We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders.
                                  LEGAL MATTERS
The validity of the issuance of the common stock offered hereby will be passed upon for us by Johnson, Pope, Bokor, Ruppel & Burns, LLP, of Clearwater, FL. As of May 31, 2005, Michael T. Cronin, a partner of such firm, owned 1,996,459 shares of eAutoclaims common stock.

                                     EXPERTS

The balance sheet at July 31, 2004 and 2003, and the statements of operations and cash flows for the three years in the periods then ended, incorporated by reference in this prospectus have been audited by Goldstein Golub Kessler LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our articles of incorporation eliminate the personal liability of any director of our company to us or our stockholders for money damages for breach of fiduciary duty as a director or officer, to the fullest extent allowed by the General Corporation Law of Nevada, or NGCL. Under the NGCL, directors and officers will not be individually liable to us or our stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. The effect of these provisions in our articles of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover money damages from a director for all actions or omissions as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. These provisions do not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Our articles of incorporation require us to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of our company, to the fullest extent allowed by the NGCL. This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the NGCL, subject to the requirements of the NGCL. In addition, we, in our sole discretion, may indemnify and advance expenses, to the fullest extent allowed by the NGCL, to any person who incurs liability or expense by reason of such person acting as an officer, employee, or agent of our company, except where indemnification is mandatory pursuant to the NGCL, in which case we are required to indemnify to the fullest extent required by the NGCL.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification there under.

The above discussion of our Articles of Incorporation and the General Corporation Law of Nevada is only a summary and is qualified in its entirety by the full text of each of the foregoing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-8. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800- SEC-0330. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that we filed with the SEC are incorporated herein by reference:

(a)  The  Registrant's  Annual  Report on Form 10-K for the year  ended July 31,
     2004.

(b) The Registrant's Quarterly Reports on Form 10-Q for the three months ended April 30, 2005.

(c) The Registrant's Form 8-K filed on June 10, 2005, April 8, 2005, March 1, 2005, February 4, 2005 and October 29, 2004.

(d) All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing Mr. Larry Colton at lcolton@eautoclaims.com or calling (813) 749-1020.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
         Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference:

(a)      The Registrant's Annual Report on Form 10-K for the year ended July 31,
         2004.
(b) The Registrant's Quarterly Reports on Form 10-Q for the three months ended April 30, 2005.
(c)      The Registrant's Form 8-K filed on February 4, 2005 and October 29,
         2004.
(d) All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Item 4.  Description of Securities.

         Not Applicable

         Item 5.  Interest of Named Experts and Counsel.

Michael T. Cronin, Esq., of the law firm of Johnson, Pope, Bokor, Ruppel & Burns, P.A., has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, and general legal consulting and advice on a variety of matters. As of January 31, 2005, Michael T. Cronin, a partner of such firm, owned 1,996,459 shares of eAutoclaims common stock. Such shares were issued to Mr. Cronin as partial compensation for his services rendered before the date of this Registration Statement. Neither Mr. Cronin nor his law firm has been employed on a contingent basis at anytime. No securities issued to Mr. Cronin are being registered as part of this Form S-8.

         Item 6.  Indemnification of Directors and Officers.

Our articles of incorporation eliminate the personal liability of any director of our company to us or our stockholders for money damages for breach of fiduciary duty as a director or officer, to the fullest extent allowed by the General Corporation Law of Nevada, or NGCL. Under the NGCL, directors and officers will not be individually liable to us or our stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. The effect of these provisions in our articles of incorporation is to

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

eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover money damages from a director for all actions or omissions as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. These provisions do not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Our articles of incorporation require us to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of our company, to the fullest extent allowed by the NGCL. This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the NGCL, subject to the requirements of the NGCL. In addition, we, in our sole discretion, may indemnify and advance expenses, to the fullest extent allowed by the NGCL, to any person who incurs liability or expense by reason of such person acting as an officer, employee, or agent of our company, except where indemnification is mandatory pursuant to the NGCL, in which case we are required to indemnify to the fullest extent required by the NGCL.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

         Item 7.  Exemption from Registration Claim.

         None

         Item 8.  Exhibits.

           4.2    Form of 1998 Stock Option Plan(1)

           4.4    Form of Non-Qualified Stock Option Agreement(1)

           4.5    Form of Directors Stock Option Agreement(1)

           4.6    Form of Employee Stock Option pursuant to 1998 Stock Option
                  Plan(1)

           5      Opinion re legality(2)

          10      Compensation Agreements(1)

         23.1     Consent of Independent Auditors(2)


         (1) Previously filed. (2) Filed herewith.

         Item 9.  Undertakings.

A. Undertakings Relating to Delayed or Continuous Offerings of Securities.

         (1) The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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
         (2) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking Relating to the Incorporation of Certain Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(b) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 21, 2005.

                                       eAutoclaims, Inc.


                                       By: /s/ Eric Seidel
                                          ---------------------------------
                                           Eric Seidel, CEO and President




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
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                      DATE

/s/ Eric Seidel                                          July 21, 2005
--------------------------                            -----------------------
Eric Seidel                  President, Director,
                             Chief Executive Officer

/s/ Larry Colton                                         July 21, 2005
-------------------------                             -----------------------
Larry Colton                 Chief Financial Officer
                             Principal Accounting
                             Officer

/s/ Jeffrey D. Dickson                                   July 6, 2005
-------------------------                             -----------------------
Jeffrey D. Dickson           Director,
                             Chairman of the Board

/s/ Nicholas D. Trbovich, Jr.                            July 18, 2005
-------------------------                            -----------------------
Nicholas D. Trbovich, Jr.    Director

/s/ Christopher Korge                                    July 19, 2005
-------------------------                            -----------------------
Christopher Korge            Director

/s/ John K. Pennington                                   July 18, 2005
-------------------------                            -----------------------
John K. Pennington           Director



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

                                  EXHIBIT INDEX

Exhibit
Number   Title

  4.2   Form of 1998 Stock Option Plan**

  4.3   Form of Stock Option Agreement pursuant to 1998 Stock Option Plan**

  4.4   Form of Director's Stock Option Agreement **

  4.5.  Form of Non-Qualified Stock Option Agreement **

  5     Opinion re legality*

 10     Compensation agreements**

 23.1   Consent of Independent Auditors *

 23.2   Consent of Legal Counsel (included as part of Exhibit 5)*

  * Filed herewith
**  Filed previously.  See Part II, Item 8 above

ARN/MTC/ej/327720

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